As filed Securities and Exchange Commission on August 28, 2000.
                                                     Registration No. 333-______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               _________________
                        FORM S-3 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ________________
                     PACIFIC AEROSPACE & ELECTRONICS, INC.
            (Exact name of registrant as specified in its charter)

                               ________________


              WASHINGTON                                        91-1744587
      (State or other jurisdiction                           (I.R.S.Employer
     of incorporation or organization)                      Identification No.)

                      430 Olds Station Road, Third Floor
                              Wenatchee, WA 98801
                          (509) 667-9600 (telephone)
                          (509) 667-9696 (facsimile)
      (Address, including zip code, and telephone and facsimile numbers, including area code, of registrant's principal executive offices)

                               _________________

                               Donald A. Wright
                      430 Olds Station Road, Third Floor
                              Wenatchee, WA 98801
                          (509) 667-9600 (telephone)
                          (509) 667-9696 (facsimile)
                    (Name, address, including zip code, and
  telephone and facsimile numbers, including area code, of agent for service)

                                   Copy to:
                                Ronald J. Lone
                                Stoel Rives LLP
                         One Union Square, 36th Floor
                             600 University Street
                            Seattle, WA 98101-3197
                          (206) 624-0900 (telephone)
                          (206) 386-7500 (facsimile)

       Approximate date of commencement of proposed sale to the public:
   From time to time after the effectiveness of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

============================================================================================================
 Title of each class                          Proposed maximum        Proposed maximum         Amount of
 of securities to be      Amount to be       offering price per      aggregate offering       Registration
     registered          Registered/(1)/         share/(2)/              price/(2)/             Fee/(2)/
------------------------------------------------------------------------------------------------------------
Common Stock            5,279,150 shares          $1.47                 $7,760,351               $2,049
============================================================================================================

/(1)/  Including:

       (a)  1,142,860 shares of common stock issued on July 27, 2000;

       (b) 857,140 shares of common stock issuable upon effectiveness of this registration statement on or before September 25, 2000;

       (c) up to 385,000 shares of common stock issuable upon exercise of warrants (the "Closing Warrants") held by certain of the Selling Shareholders;

       (d) up to 2,815,000 shares of common stock issuable upon exercise of warrants (the "Adjustable Warrants" and the "Vesting Warrants") held by certain of the Selling Shareholders; and

       (e) up to 79,150 shares of common stock issuable upon exercise of warrants (the "Placement Agent Warrants") held by one of the Selling Shareholders

/(2)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on an estimated value of $1.47 per share. This value equals the average of the high and low prices of the Common Stock on the Nasdaq National Market System on August 21, 2000.


_______________________________________________________________________________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until either (1) the registrant files an amendment specifically stating that this Registration Statement shall become effective under Section 8(a) of the Securities Act of 1933, as amended; or (2) until the date that the Securities and Exchange Commission declares this Registration Statement to be effective.

_______________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

RESALE PROSPECTUS

Subject to Completion, dated August 28, 2000

         [LOGO OF PACIFIC AEROSPACE & ELECTRONICS, INC. APPEARS HERE]

                        5,279,150 SHARES OF COMMON STOCK

PACIFIC AEROSPACE & ELECTRONICS, INC.      Pacific Aerospace is an international
430 Olds Station Road, third floor         engineering and manufacturing company
Wenatchee, Washington 98801                specializing in technically demanding
(509) 667-9600                             components, designs and assemblies
                                           for global leaders in the aerospace,
                                           defense, electronics,
                                           telecommunications, medical, and
                                           transportation industries in the
                                           United States and Europe.

SELLING SHAREHOLDERS:                      These shares of common stock are
See Page 13 for the Names of               being offered and sold from time to
the Selling Shareholders.                  time by certain of our current
                                           shareholders or warrant holders. The
                                           Selling Shareholders together are
                                           offering 2,000,000 shares of common
                                           stock that they purchased from us in
                                           a private placement, and up to
                                           3,279,150 shares of common stock that
                                           they may receive upon exercise of
                                           warrants that they hold. We will not
                                           receive any of the proceeds from sale
                                           of these shares.

CLOSING SALE PRICE OF COMMON STOCK:        The Selling Shareholders may offer
$1.50 per Share on August 21, 2000         the shares to the public forprices
                                           computed as follows:
                                           . Fixed prices,
                                           . Prevailing market prices,
TRADING MARKET AND SYMBOL:  NASDAQ         . Formula prices relating to
National Market System -- PCTH.              prevailing market prices, or
                                           . Negotiated prices.

Potential investors should consider the Risk Factors starting on page 3 before purchasing the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              _________  __, 2000

                               TABLE OF CONTENTS

Section                                                                       Page
-------                                                                       ----
Risk Factors...............................................................     3
Information Incorporated by Reference......................................    12
Available Information......................................................    12
Selling Shareholders.......................................................    13
Plan of Distribution.......................................................    15
Experts....................................................................    16
Legal Matters..............................................................    16

                            ______________________

Prospective investors may rely only on information contained in this prospectus. Neither Pacific Aerospace & Electronics, Inc. (also referred to in this prospectus as "we," "Pacific Aerospace" or the "Company") nor the Selling Shareholders have authorized any person to provide prospective investors with any information other than that contained in this prospectus. This prospectus is not an offering in any jurisdiction where such offering is not permitted.
The information contained in this prospectus is correct only as of the date of the prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

                            ______________________

                                 RISK FACTORS

______________________________________________________________________________
An investment in shares of our common stock involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in the shares of our common stock. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

Some of these risk factors contain "forward-looking statements." These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Any of these risks or uncertainties may cause actual results or future circumstances to differ materially from the forward-looking statements set forth in this section.

______________________________________________________________________________

We need to manage our rapid growth to be successful.

We have experienced rapid growth from both operations and acquisitions. This growth has placed and will continue to place significant demands on our managerial, administrative, financial and operational resources. For example, both our total number of employees and the number of our operating sites nearly doubled as a result of acquiring our European Aerospace Group, which was formed when we acquired Aeromet International PLC in July 1998. Our operating divisions have had different accounting systems, which we have integrated or are in the process of integrating. As we grow and our business operations become more complex, we will need to be increasingly diligent in our business decisions to comply with regulatory and accounting requirements. To manage our growth effectively, we must continue to improve our operational, accounting, financial and other management processes and systems. We must also continue to attract and retain highly skilled management and technical personnel.

We have reported net losses for recent periods, and we may continue to incur net losses.

We reported a net loss of $13,049,000 for our fiscal year ended May 31, 2000 and a net loss of $12,869,000 for our fiscal year ended May 31, 1999. We can offer no assurance that profitable operations will be achieved in the near future or that any profitable operations will be sustained. Our ability to achieve a profitable level of operations in the future will depend on many factors, including our ability to reduce the level of our debt, to assimilate our recent and potential future acquisitions and to finance production, our ability to develop new products, the degree of market acceptance of existing and new products, and the level of competition in those markets in which we operate.

We have significant debt that could have disadvantages for us.

We incurred substantial debt and payment obligations to finance the Aeromet acquisition and ongoing operations. This debt could have important consequences, such as:

     .    making us unable to obtain additional financing in the future,
     . diverting a significant portion of our cash flow to principal and interest payments and away from operations and capital expenditures,
     .    increasing our interest expense, and decreasing our net income,
     . putting us at a competitive disadvantage in relation to competitors with less debt, or
     . limiting our flexibility in adjusting to downturns in our business or market conditions.

If we do not perform well in the future, we might not be able to pay our debt.

Our future financial and operating performance will determine our ability to pay our debt. Many factors affect our performance. Because some of these factors are beyond our control, we might not have sufficient cash flow to make our debt payments when scheduled, or at all. If we do not maintain sufficient cash flow to make our debt payments, we could be forced to:

     .    reduce or delay capital expenditures,
     .    dispose of material assets or operations, potentially at a loss,
     . restructure or refinance our debt at potentially higher rates of interest, or
     . seek additional equity capital, which would probably dilute the value of the shares held by our existing shareholders.

We may not be able to do any of these things, or we may not be able to do them on satisfactory terms. In addition, if we could not repay our secured debt, secured lenders could proceed against any collateral securing that debt.

Our debt limits our flexibility.

We must comply with a number of significant covenants imposed by the agreements that govern our debt. Those covenants restrict a number of our activities, including our ability to:

     .    dispose of or create liens on assets,
     .    incur additional indebtedness,
     .    prepay or amend certain debt,
     .    pay dividends or repurchase stock,
     .    enter into sale and leaseback transactions,
     .    make investments, loans or advances,
     .    engage in acquisitions, mergers or consolidations,
     .    make capital expenditures,
     .    change the business we conduct, or

     .    engage in certain transactions with related parties.

If we breach any of these covenants, the lenders may be able to declare all amounts we owe to be immediately due and payable. As a result, our lenders might terminate their commitments to extend further credit to us. In addition, if there is a change of control of our company, we may be required to repay our debt. Any of these events could harm our business and financial performance.

We may need to raise additional cash.

We believe that our existing cash and credit facilities may be sufficient to meet our obligations as they become due during fiscal 2001. However, we may determine that we need to obtain additional cash during fiscal 2001. Our actual cash needs will depend on many unpredictable factors, including:

     .    cash generated from or used by operations,
     .    interest due on our variable rate debt,
     .    early repayment of debt or other unexpected cash expenditures,
     .    capital expenditures required to remain competitive, and
     . cash required for acquired companies, future acquisitions, if any, and financing transaction costs.

As a result of these factors, we cannot predict accurately the amount or timing of our future cash needs. If we cannot obtain additional cash if and when needed, we may be unable to fund all our obligations as they become due or at all. Should we need to dispose of assets to generate cash, we can offer no assurance that the carrying values will be realizable upon liquidation outside of the ordinary course of business. We also can offer no assurance that existing credit facilities will be renewed and remain available on acceptable terms or at all. Our inability to obtain additional cash if and when needed could have a material adverse effect on our financial position and results of operations, and could severely impact our ability to continue as a going concern. Our consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of that uncertainty.

We need to manage the risks posed by our acquisitions and our acquisition strategy.

We have historically pursued an aggressive growth strategy. Although we are currently focusing substantially all of our attention on existing operations and on internal growth, we expect to continue to evaluate and pursue potential strategic acquisitions. The success of our strategy depends on our ability to manage the risks associated with acquisitions. These risks include:

     . our ability to assess the value, strengths and weaknesses of acquisition candidates accurately,

     . our effectiveness in implementing necessary changes at newly acquired subsidiaries,
     .    possible diversion of management attention from our operations, and
     . possible increased borrowings, disruption of product development cycles and dilution of earnings per share.

We have incurred substantial losses as a result of some of our acquisitions and investments. Furthermore, the size of our European Aerospace Group has caused and will continue to cause it to have a significant impact on our future financial results. If we do not manage these or other acquisition risks, our acquisition strategy may not succeed.

Maintaining our European Aerospace Group subjects us to additional risks because we have foreign operations.

These risks include:

     . our ability to manage operations in the United Kingdom effectively from our Wenatchee, Washington headquarters,
     . unfavorable changes in foreign government policies, regulations, tariffs, taxes and other trade barriers,
     .    exchange controls and limitations on dividends or other payments, and
     .    devaluations and fluctuations in currency exchange rates.

Our foreign operations also subject us to foreign currency risks.

Because of our European Aerospace Group, we may decide to engage in hedging transactions to protect against losses if the exchange rate between the U.S. dollar and the British pound sterling changes. However, hedging transactions may not completely offset such losses. Our European Aerospace Group has a few contracts that are in European currencies other than British pounds sterling, or in U.S. dollars. We believe that the conversion of European currencies to the Euro will not have a material adverse effect on the European Aerospace Group's business or financial condition.

We depend on some significant customers who may be able to influence our business.

Our top ten customers in terms of revenues during fiscal 2000 together accounted for approximately 46% of our revenues for that year, and no other customer accounted for more than 2% of our revenues. Only the top four customers individually accounted for 5% or more of our revenues, with The Boeing Company at approximately 10%, Rolls-Royce plc at approximately 7%, PACCAR, Inc. at approximately 6%, and Aeronautical Macchi Manufacturing Corporation (Aermacchi) at approximately 5%. Because of the relatively small number of customers for most of our products, our largest customers can influence product pricing and other terms of trade. If we were to lose any of our largest customers, or if they reduced or canceled orders, our business and financial performance could be harmed.

We operate in industries that are subject to cyclical downturns.

We operate in historically cyclical industries. The aerospace, defense and transportation industries are sensitive to general economic conditions, and past recessions have adversely affected these industries. In past years, a number of factors have adversely affected the aerospace industry, including increased fuel and labor costs, and intense price competition. Recently, the commercial aircraft industry has experienced a downturn in the rate of its growth due to changing economic conditions and as a result of the ongoing financial crisis in Asia, which has caused reduction in production rates for some commercial airline programs. Additional cancellations or delays in aircraft orders from customers of Boeing or Airbus could reduce demand for our products and could have a material adverse effect on our business and financial performance. These cyclical factors and general economic conditions may lead to a downturn in demand for our core products.

The loss of any of our key management or technical personnel could negatively affect our ability to manage our business.

We believe that our ability to successfully implement our business strategy and to operate profitably depends significantly on the continued employment of our senior management team, led by our president, Donald A. Wright, and our significant technical personnel. We have key man life insurance policies on the life of Mr. Wright totaling $8 million. Our business and financial results could be materially adversely affected if Mr. Wright, other members of the senior management team, or significant technical personnel become unable or unwilling to continue in their present employment. In addition, our growth and future success will depend in large part on our ability to retain and attract additional board members, senior managers and highly skilled technical personnel. Competition for such individuals is intense, and we may not be successful in attracting and retaining them, which could interfere with our ability to manage our business.

We may not be able to convert all of our backlog into revenue.

We sell the majority of our products through individual purchase orders. Many of our customers would have the right to terminate orders by paying the cost of work in process plus a related profit factor. Historically, we have not experienced a large number of significant order cancellations. However, from time to time, customers cancel orders as a result of a program being cancelled or for other reasons. As of May 31, 2000, we had purchase orders and contractual arrangements evidencing anticipated future deliveries, which we treat as backlog, through fiscal year 2002 of approximately $80 million. We expect to deliver approximately $70 million of this backlog in fiscal year 2001. We may not be able to complete all of that backlog and book it as net sales, if we experience cancellations of pending contracts or terminations or reductions of contracts in progress.

We need to adapt to technological change and develop new products.

The market for our products is characterized by evolving technology and industry standards, changes in customer needs, adaptation of products to customer needs, and new product introductions. Our competitors from time to time may announce new products, enhancements, or technologies that have the potential to replace or render our existing products obsolete. Our success will depend on our ability to:

     . enhance our current products and develop new products to meet changing customer needs, and achieve market acceptance of those products, and
     . anticipate or respond to evolving industry standards and other technological changes on a timely and cost-effective basis.

We have substantial competition in many of the markets that we serve.

Many of our competitors have greater financial resources, broader experience, better name recognition and more substantial marketing operations than we have, and they represent substantial long-term competition for us. Components and products similar to those we make can be made by competitors using a number of different manufacturing processes. We believe that our manufacturing processes, proprietary technologies and experience provide significant advantages to our customers. These advantages include high quality, more complete solutions, competitive prices, and physical properties that meet stringent demands. However, competitors can use alternative forms of manufacturing to produce many of the components and products that we make. We expect our competitors to continue making new developments, and they could develop products that customers view as more effective or more economical than our products. In addition, our competitors may introduce automation processes and robotics systems that could lower their costs of production substantially. If we are not able to compete successfully against current and future competitors, and respond appropriately to changes in industry standards, our business could be seriously harmed.

If we cannot obtain raw materials when needed and at a reasonable cost, we could have difficulty producing cost-effective products and delivering them on time.

Our European Aerospace Group obtains approximately 70% of its titanium from one supplier and is subject to a lead time of approximately 65 weeks in ordering and obtaining titanium. While the European Aerospace Group generally has managed the ordering process to obtain titanium when needed, a labor strike at the supplier negatively affected the group's ability to obtain timely deliveries of titanium during fiscal 1999 and into the 2000 fiscal year. Although the shortage of titanium did not have a material adverse effect on our European Aerospace Group's business or on our overall financial condition, we lost some business due to customers' dual sourcing contracts, and some customer orders that were expected to be delivered in fiscal 1999 were delayed into fiscal 2000 and 2001. The effect of the strike emphasizes the fact that a failure to obtain titanium or other raw materials when we need them, or significant cost increases imposed by suppliers of raw materials such as titanium or aluminum, could damage our business and financial performance. We generally have readily available sources of all raw materials and supplies we need to manufacture our products and, where possible, we maintain alternate sources of supply. However, we do not have fixed price contracts or arrangements for all of the raw materials and other supplies we purchase. We have experienced in the past shortages of, or price increases for, certain raw materials and supplies, and shortages or price increases may occur again in the future. Future shortages or price fluctuations could have a material adverse effect on our ability to manufacture and sell our products in a timely and cost-effective manner.

We need to protect our intellectual property and proprietary rights, and protection may be costly and not always available.

Significant aspects of our business depend on proprietary processes, know-how and other technology that are not subject to patent protection. We rely on a combination of trade secret, copyright and trademark laws, confidentiality procedures, and other intellectual property protection to protect our proprietary technology. However, our competitors may still develop or utilize technology that is the same as or similar to our proprietary technology.

We have a number of U.S. and European patents, as well as a number of patent applications that are pending in the United States, Canada, and in Europe under the Patent Cooperation Treaty. We can provide no assurance that any of the patent applications will result in issued patents, that existing patents or any future patents will give us any competitive advantages for our products or technology, or that, if challenged, these patents will be held valid and enforceable. Most of our issued patents expire at various times over the next 15 years, with 16 patents expiring over the next four years. Although we believe that the manufacturing processes of much of our patented technology are sufficiently complex that competing products made with the same technology are unlikely, our competitors may be able to design competing products using the same or similar technology after these patents have expired.

Despite the precautions we have taken, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Existing intellectual property laws give only limited protection with respect to such actions, and policing violations of these laws is difficult. The laws of certain countries in which our products are or may be distributed do not protect products and intellectual property rights to the same extent as do the laws of the United States. We could be required to enter into costly litigation to enforce our intellectual property rights or to defend infringement claims by others. Infringement claims could require us to license the intellectual property rights of third parties, but licenses may not be available on reasonable terms, or at all.

We could be subject to product liability claims and lawsuits for harm caused by our products.

We maintain product liability insurance with a maximum coverage of $2 million. However, this insurance may not be sufficient to cover any claims that may arise. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on our business and financial performance.

We must comply with environmental laws, and any failure to do so could subject us to claims or regulatory action.

Our facilities are subject to regulations concerning solid waste disposal, hazardous materials generation, storage, use and disposal, air emissions, waste water discharge, employee health and other environmental matters. Proper waste disposal and environmental regulation are major considerations for us because a number of the metals, chemicals and other materials used in and resulting from our manufacturing processes are classified as hazardous substances and hazardous wastes. If we do not meet permitting and other requirements of applicable environmental laws, we could be liable for damages and for the costs of remedial actions. We could also be subject to fines or other penalties, including revocation of permits needed to conduct our business. Any permit revocation could require us to cease or limit production at one or more of our facilities, which could damage our business and financial performance. We have an ongoing program of monitoring and addressing environmental matters, and from time to time in the ordinary course of business we are required to address minor issues of noncompliance at our operating sites. From time to time, we identify certain operations or processes that lack required permits or otherwise are not in full compliance with applicable environmental laws. Although we believe these items have not been material to date, we maintain an environmental compliance team, and our policy is to take steps promptly to remedy any noncompliance.

Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violations. As a generator of hazardous materials, we are subject to financial exposure with regard to our properties even if we fully comply with these laws. In addition, certain of our facilities are located in industrial areas and have lengthy operating histories. As a consequence, it is possible that historical or neighboring activities have affected properties we currently own, and that, as a result, additional environmental issues may arise in the future, the precise nature of which we cannot now predict. Any present or future noncompliance with environmental laws or future discovery of contamination could have a material adverse effect on our results of operations or financial condition.

We are subject to costs and risks from our U.S. government contracts and federal laws.

Certain of our products are manufactured and sold under United States government contracts or subcontracts. As with all companies that provide products or services to the United States government, we are directly and indirectly subject to various federal rules, regulations and orders applicable to government contractors. Some of these regulations relate specifically to the seller-purchaser relationship with the government, such as the bidding and pricing rules. Under regulations of this type, we must observe certain pricing restrictions, produce and maintain detailed accounting data, and meet various other requirements. We are also subject to many regulations affecting the conduct of our business generally. For example, in the United States we must adhere to federal acquisition requirements and standards established by the Occupational Safety and Health Act relating to labor practices and occupational safety standards. We are currently updating and implementing written policies and training programs relating to employee health and safety matters at several of our facilities. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts, or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds. In addition, some of our customers are in the defense industry, and loss of governmental certification by these customers could cause them to reduce or curtail their purchases from us, which could harm our business.

Future issuances or resales of a significant number of shares of our common stock could negatively affect the market price of our stock.

Sales of a significant number of shares of common stock in the public market or the prospect of such sales could adversely affect the market price of our common stock. This offering covers the resale by the Selling Shareholders of up to 5,279,150 shares of common stock. The actual number of shares issuable upon exercise of the warrants described in this prospectus cannot be determined at this time and could be more or less than the 3,279,150 shares being registered with respect to the warrants. As of August 18, 2000, we have also reserved 2,295,000 common shares for issuance under our publicly traded warrants, 3,353,948 common shares for issuance under options outstanding under our two stock incentive plans, 86,637 common shares for issuance under options outstanding under our independent director stock plan, and 838,609 common shares for issuance under other warrants and options. We also have an employee stock purchase plan permitting employees to purchase shares of common stock using payroll deductions, subject to certain limits. Shares issued upon exercise of our outstanding warrants or options or pursuant to the employee stock purchase plan would be available for resale in the public markets, subject in some cases to volume and other limitations.

Any future issuance of a significant number of common shares, or any future resales by the holders of a significant number of common shares, or the prospect of such issuances or resales, could negatively affect the market price of our common stock.

                     INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Selling Shareholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1.   Our annual report on Form 10-K for the year ended May 31, 2000; and
     2. The description of our common stock set forth in our registration statement on Form 8-B as filed with the SEC on February 6, 1997.

You may request free copies of these filings by writing or telephoning us at the following address: Pacific Aerospace & Electronics, Inc., 430 Olds Station Road, Third Floor, Wenatchee, Washington 98801, Attention: Mr. Tom Barrows, Investor Relations, (509) 667-9600.

The information relating to Pacific Aerospace contained in this prospectus is not comprehensive, and you should read it together with the information contained in the incorporated documents.

                             AVAILABLE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with SEC rules.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance you should refer to the copy of the contract or other document filed as an exhibit to the registration statement.

                             SELLING SHAREHOLDERS

The Selling Shareholders are offering up to 5,279,150 shares of common stock (the "Shares") pursuant to this prospectus. The Shares being offered are related to a private placement that closed on July 27, 2000 and are composed of:

 .    1,142,860 shares of common stock sold to Strong River Investments, Inc. and sold to Bay Harbor Investments, Inc. ("the Investors") on July 27, 2000;

 .    857,140 shares of common stock issuable to the Investors upon effectiveness of the registration statement of which this prospectus is a part by September 25, 2000;

 .    up to 385,000 shares of common stock issuable to the Investors upon exercise of warrants issued to them on July 27, 2000;

 .    up to 2,815,000 shares of common stock issuable to the Investors if certain events occur, pursuant to additional warrants issued to them on July 27, 2000; and

 .    up to 79,150 shares of common stock issuable upon exercise of warrants issued on July 27, 2000 to the placement agent that acted on behalf of the Company in the private placement.

The private placement was made pursuant to the exemption from registration contained in Rule 506 of Regulation D under the Securities Act. In the private placement, the Company agreed with the Investors to file the registration statement of which this prospectus is a part to register the Shares for resale in the U.S.

This prospectus and the related registration statement that the Company has filed with the SEC will allow the Selling Shareholders to resell the Shares to third parties according to the plan of distribution described in this prospectus. See "Plan of Distribution."

No Selling Shareholder has held any position or office or has had any other material relationship with the Company or any of its affiliates within the past three years, except that Rochon Capital Group, Ltd. has been engaged through November 16, 2000 to act as placement agent on behalf of the Company.

The following table sets forth certain information as of August 18, 2000, to the best of the Company's knowledge, regarding the ownership of common stock by the Selling Shareholders and as adjusted to give effect to the sale of the Shares offered by this prospectus.


                                                                    Ownership After Offering
                                      Shares                        if All Shares Offered by
                                   Beneficially                     this Prospectus are Sold
                                                                    ------------------------
                                   Owned Prior       Shares Being
      Selling Shareholder        to Offering/(1)/       Offered       Shares         Percent
      -------------------        -----------            -------       ------         -------
Strong River Investments, Inc.    2,600,000/(2)/    2,600,000/(2)/       0               --

Bay Harbor Investments, Inc.      2,600,000/(3)/    2,600,000/(3)/       0               --

Rochon Capital Group, Ltd.           79,150/(4)/       79,150/(4)/       0               --

___________________

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding the warrants for the purpose of computing the number of shares beneficially owned.


(2) Includes: 571,430 shares of common stock issued to Strong River Investments, Inc. on July 27, 2000; 428,570 shares of common stock to be issued to Strong River Investments, Inc. upon effectiveness of the registration statement of which this prospectus is a part prior to September 25, 2000; and up to 1,600,000 shares of common stock issuable to Strong River Investments, Inc. upon exercise of warrants issued on July 27, 2000.


(3) Includes: 571,430 shares of common stock issued to Bay Harbor Investments, Inc. on July 27, 2000; 428,570 shares of common stock to be issued to Bay Harbor Investments, Inc. upon effectiveness of the registration statement of which this prospectus is a part prior to September 25, 2000; and up to 1,600,000 shares of common stock issuable to Bay Harbor Investments, Inc. upon exercise of warrants issued on July 27, 2000.


(4) Represents shares of common stock issuable upon exercise of warrants issued to Rochon Capital Group, Ltd. on July 27, 2000.

                             PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:


 .    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
 .    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
 .    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
 .    an exchange distribution in accordance with the rules of the applicable exchange;
 .    privately negotiated transactions;
 .    broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
 .    a combination of any such methods of sale; and
 .    any other method permitted pursuant to applicable law.


The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Pacific Aerospace is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Shareholders. Pacific Aerospace has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                    EXPERTS

The financial statements and schedules of Pacific Aerospace & Electronics, Inc. as of May 31, 2000 and May 31, 1999 and for each of the fiscal years in the three-year period ended May 31, 2000 have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and therein, and upon the authority of that firm as experts in accounting and auditing. The report of KPMG LLP contained in our annual report on Form 10-K for the year ended May 31, 2000, contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                 LEGAL MATTERS

The validity of the issuance of the Shares offered by this prospectus has been passed upon for the Company by Stoel Rives LLP of Seattle, Washington.

No person is authorized to give any information or to make any representation regarding this offering other than those contained in this prospectus. Any further information or representation has not been authorized by Pacific Aerospace. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares:

   . in any jurisdiction in which such offer to sell or solicitation is not unauthorized;

   . in any jurisdiction in which the person making such offer or solicitation is not qualified to do so; or

   .  to any person to whom it is unlawful to make such offer or solicitation.

The delivery of this prospectus and any sale under this prospectus shall not create any implication that the affairs of Pacific Aerospace are unchanged, or that the information contained in this prospectus is correct, at any time after the date of this prospectus.


                   PACIFIC AEROSPACE & ELECTRONICS, INC.

                               5,279,150 Shares

                                      of

                                 Common Stock

                              __________________

                                  PROSPECTUS

                              __________________


                              ________  __, 2000

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Distribution.
          ------------------------------

The following table sets forth the expenses incurred in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee and the Nasdaq listing fee.


     SEC registration fee................................... $ 2,049
     Nasdaq National Market listing fee.....................  17,500
     Legal fees and expenses................................  10,000
     Accounting fees and expenses...........................   7,000
     Miscellaneous..........................................     451
     Total.................................................. $37,000

Item 15.  Indemnification of Officers and Directors.
          -----------------------------------------

Article 8 of the Company's Articles of Incorporation authorizes the Company to indemnify its directors to the fullest extent permitted by the Washington Business Corporation Act through the adoption of bylaws, approval of agreements, or by any other manner approved by the Board of Directors.

In accordance with such authorization, Section 10 of the Company's Bylaws (the "Bylaws") requires indemnification, to the fullest extent permitted by applicable law, of any person who is or has served as a director or officer of the Company, as well as any person who, while serving as a director or officer of the Company, served at the request of the Company as a director, officer, employee or agent of another entity, against expenses reasonably incurred because such person was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative.

Notwithstanding these indemnification obligations, Section 10 of the Bylaws states that no indemnification will be provided (a) to the extent that such indemnification would be prohibited by the Washington Business Corporation Act or other applicable law as then in effect, or (b) except with respect to proceedings seeking to enforce rights to indemnification, to any director or officer seeking indemnification in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors.

Section 10 of the Bylaws also provides that expenses incurred in defending any proceeding in advance of its final disposition shall be advanced by the Company to the director or officer upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company, except where the Board of Directors adopts a resolution expressly disapproving such advancement. Section 10 of the Bylaws also authorizes the Board to indemnify and advance expenses to employees and agents of the Company on the same terms and with the same scope and effect as the provisions thereof with respect to the indemnification and advancement of expenses to directors and officers.


Item 16.  Exhibits.
          --------

   Exhibit
   Number      Description
     2.1       Securities Purchase Agreement among Pacific Aerospace &
               Electronics, Inc., Strong River Investments, Inc., and Bay Harbor
               Investments, Inc., dated as of July 27, 2000./(2)/
     4.l       Articles of Incorporation of Pacific Aerospace & Electronics,
               Inc./(1)/
     4.3       Bylaws of Pacific Aerospace & Electronics, Inc./(1)/
     4.4       Form of specimen certificate for Common Stock./(1)/
     4.5       Registration Rights Agreement between Pacific Aerospace &
               Electronics, Inc., Strong River Investments, Inc., and Bay Harbor
               Investments, Inc., dated as of July 27, 2000./(2)/
     4.6       Warrant between Pacific Aerospace & Electronics, Inc. and
               Strong River Investments, Inc., dated as of July 27, 2000. /(2)/
     4.7       Warrant between Pacific Aerospace & Electronics, Inc. and Bay
               Harbor Investments, Inc., dated as of July 27, 2000. /(2)/
     4.8       Warrant between Pacific Aerospace & Electronics, Inc. and
               Strong River Investments, Inc., dated as of July 27, 2000. /(2)/
     4.9       Warrant between Pacific Aerospace & Electronics, Inc. and Bay
               Harbor Investments, Inc., dated as of July 27, 2000./(2)/
    4.10       Vesting Warrant between Pacific Aerospace & Electronics, Inc.
               and Strong River Investments, Inc., dated as of July 27, 2000.
               /(2)/
    4.11       Vesting Warrant between Pacific Aerospace & Electronics, Inc.
               and Bay Harbor Investments, Inc., dated as of July 27, 2000.
               /(2)/
    4.12       Placement Agent Warrant between Pacific Aerospace & Electronics,
               Inc. and Rochon Capital Group, Ltd., dated as of July 27, 2000.
               /(3)/
     5.1       Opinion of Stoel Rives LLP./(4)/
    23.1       Consent of KPMG LLP./(4)/
    23.2       Consent of Stoel Rives LLP (included in Exhibit 5.1).
    24.1       Power of Attorney for officers and directors./(4)/

________________________________________________________________________________
/(1)/ Incorporated by reference to the Company's Current Report on Form 8-K filed on December 12, 1996.

/(2)/ Incorporated by reference to the Company's Current Report on Form 8-K filed on August 8, 2000.

/(3)/ Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ending May 31, 2000.

/(4)/ Filed with this Registration Statement.

Item 17.  Undertakings.
          ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                         (iii) To include any material information with respect
                    to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Plan of Distribution" and Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, PACIFIC AEROSPACE & ELECTRONICS, INC. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Wenatchee, Washington, on August 28, 2000.


                                PACIFIC AEROSPACE & ELECTRONICS, INC.

                                By: /s/ Donald A. Wright
                                   ---------------------------
                                   Donald A. Wright, President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on August 28, 2000.



            Signature                            Title


      /s/ Donald A. Wright         President, Chief Executive Officer and
-------------------------------    Director (Principal Executive Officer)
        Donald A. Wright



      /s/ Nick A. Gerde*           Chief Financial Officer, Vice President
-------------------------------    Finance and Treasurer (Principal Financial
          Nick A. Gerde            and Accounting Officer)


      /s/ Allen W. Dahl, M.D.*     Director
-------------------------------
       Allen W. Dahl, M.D.


      /s/ Werner Hafelfinger*      Director
-------------------------------
      Werner Hafelfinger


      /s/ Dale L. Rasmussen*       Director
-------------------------------
       Dale L. Rasmussen


      /s/ William A. Wheeler*      Director
-------------------------------
         William A. Wheeler


      /s/ Robert M. Stemmler *     Director
-------------------------------
        Robert M. Stemmler


*By   /s/ Donald A. Wright
-------------------------------
        Donald A. Wright
       (Attorney in Fact)

                                 EXHIBIT INDEX


      Exhibit
      Number          Description
       2.1            Securities Purchase Agreement among Pacific Aerospace &
                      Electronics, Inc., Strong River Investments, Inc., and Bay
                      Harbor Investments, Inc., dated as of July 27, 2000./(2)/
       4.l            Articles of Incorporation of Pacific Aerospace &
                      Electronics, Inc./(1)/
       4.3            Bylaws of Pacific Aerospace & Electronics, Inc./(1)/
       4.4            Form of specimen certificate for Common Stock./(1)/
       4.5            Registration Rights Agreement between Pacific Aerospace &
                      Electronics, Inc., Strong River Investments, Inc., and Bay
                      Harbor Investments, Inc., dated as of July 27, 2000./(2)/
       4.6            Warrant between Pacific Aerospace & Electronics, Inc. and
                      Strong River Investments, Inc., dated as of July 27, 2000.
                      /(2)/
       4.7            Warrant between Pacific Aerospace & Electronics, Inc. and
                      Bay Harbor Investments, Inc., dated as of July 27, 2000.
                      /(2)/
       4.8            Warrant between Pacific Aerospace & Electronics, Inc. and
                      Strong River Investments, Inc., dated as of July 27, 2000.
                      /(2)/
       4.9            Warrant between Pacific Aerospace & Electronics, Inc. and
                      Bay Harbor Investments, Inc., dated as of July 27, 2000.
                      /(2)/
      4.10            Vesting Warrant between Pacific Aerospace & Electronics,
                      Inc. and Strong River Investments, Inc., dated as of July
                      27, 2000./(2)/
      4.11            Vesting Warrant between Pacific Aerospace & Electronics,
                      Inc. and Bay Harbor Investments, Inc., dated as of July
                      27, 2000./(2)/
      4.12            Placement Agent Warrant between Pacific Aerospace &
                      Electronics, Inc. and Rochon Capital Group, Ltd., dated as of July 27, 2000./(3)/
       5.1            Opinion of Stoel Rives LLP./(4)/
      23.1            Consent of KPMG LLP./(4)/
      23.2            Consent of Stoel Rives LLP (included in Exhibit 5.1).
      24.1            Power of Attorney for officers and directors./(4)/

________________________________________________________________________________
/(1)/ Incorporated by reference to the Company's Current Report on Form 8-K filed on December 12, 1996.
/(2)/ Incorporated by reference to the Company's Current Report on Form 8-K filed on August 8, 2000.
/(3)/ Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ending May 31, 2000.
/(4)/  Filed with this Registration Statement.